Exhibit 4.14

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

for

HODGES TRUCKING COMPANY, L.L.C.

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is made effective the 21st day of October, 2011, by Thunder Oilfield Services, L.L.C., an Oklahoma limited liability company, as the sole member (the “Member’’) of Hodges Trucking Company, L.L.C., an Oklahoma limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company was formed pursuant to Articles of Conversion and Articles of Organization (collectively, the “Articles”) filed with the Oklahoma Secretary of State on September 28, 2006;

WHEREAS, Chesapeake Operating, Inc., an Oklahoma corporation (“COl”), executed that certain Amended and Restated Operating Agreement dated as of June 2, 2008 (the “Prior Agreement”);

WHEREAS, the Member received all of the membership interests of the Company pursuant to (i) that certain Contribution Agreement dated October 21, 2011, by and among COl, Chesapeake Oilfield Services, L.L.C., an Oklahoma limited liability company, Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, Nomac Drilling, L.L.C., an Oklahoma limited liability company, and the Member, and (ii) that certain Assignment of Membership Interest dated October 21, 2011, executed by COl assigning all of the membership interests in the Company to the Member; and

WHEREAS, the Member desires to enter into this Agreement in order to amend and restate the Prior Agreement and provide for the operation, management and affairs of the Company.

NOW, THEREFORE, the Member hereby designates the following provisions to govern the operation, management and affairs of the Company:

1. Formation. The Company was formed pursuant to the Oklahoma Limited Liability Company Act (as amended from time to time, the “Act”) by filing the Articles with the Oklahoma Secretary of State. The rights and obligations of the Member and the affairs of the Company will be governed: (1) first, by the mandatory provisions of the Act; (2) second, by the Articles; (3) third, by this Agreement; and (4) fourth, by the optional provisions of the Act. In the event of a conflict among the foregoing, the conflict will be resolved in the order of priority set forth in the preceding sentence.

2. Name: Place of Business. The name of the Company is “Hodges Trucking Company, L.L.C.” and all business of the Company will be conducted under that name. Unless otherwise changed by the Member, the Company’s principal place of business is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. The Company may maintain additional offices at locations designated by the Board of Managers (as hereinafter defined).

3. Term. The Company will continue in perpetuity unless terminated in accordance with the terms of the Articles, this Agreement or the Act.

4. Company Purpose. The business of the Company will consist of any activities, businesses or investments permitted by the Act. The purpose of the Company will not be extended by implication or otherwise, but only by the written authorization of the Member.

5. Units. An interest in the Company will be represented by a unit (a “Unit”). There are an aggregate of one thousand (1,000) Units in the Company. The Member holds all one thousand (1,000) Units in the Company.

6. Capital Contributions. The Member (or a predecessor in interest of the Member) has contributed all of the property and cash currently owned by the Company.

6.1.	Limited Liability. Except as agreed in a written document signed by the Member and the Company, the Member will not be bound by or personally liable for: (1) the debts, expenses, liabilities or obligations of the Company, whether to the Company or creditors of the Company; or (2) any advances or additional capital contributions. Without limitation on the generality of the foregoing, the Member will have no obligation or liability: (i) to make any Capital Contributions to the Company; (ii) to lend any funds to the Company or assume any liability on behalf of the Company; or (iii) on account of any negative balance in the Member’s capital account.

6.2.	Optional Loan. The Member may in the Member’s sole discretion loan money to the Company on terms mutually agreeable to the Company and the Member. In the absence of such agreement, the unpaid principal balance of such loan will bear interest from the time the loan is made through the date of repayment at the per annum rate equal to the prime rate published from time to time in The Wall Street Journal. In no event will the rate of interest computed hereunder exceed the maximum rate permitted by applicable law. The interest rate will be adjusted on the date of a change in such prime rate.

7. Fiscal Matters. The Board of Managers will maintain at the principal office of the Company appropriate books and records with respect to the Company’s business including, without limitation, all books and records necessary to provide the Member the information, lists and copies of documents required to be provided pursuant to the Act. With respect to the financial affairs of the Company, it is agreed that: (1) the fiscal year will be the calendar year; (2) the books of the Company will be maintained at the principal office of the Company in accordance with accounting principles consistently applied; and (3) the Member will have the right to examine and copy the books and records of the Company at all reasonable times. The following will be maintained at the Company’s principal office: (i) a current list of the full name and last known business address of the Member and the Managers; (ii) a copy of the Articles and this Agreement, together with any amendments thereto; and (iii) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years.

8. Management. The Company and its business will be managed by the officers of the Company subject to the supervision of the Board of Managers and the following limitations.

8.1.	Board of Managers. The Board of Managers will consist of not less than one (1) manager (a “Manager”). Each Manager will serve until such Manager is removed or resigns and a successor is appointed as provided herein. In the event a Manager resigns or is removed, the vacancy will be filled by the person or entity elected by the Member. It is not a requirement that a Manager be a Member. The Managers acting together (the “Board of Managers”) will have all the rights and powers of the Company, whether derived pursuant to the Act, the Articles, this Agreement or conferred by law, as are necessary, advisable or convenient in connection with the management of the business of the Company. The Board of Managers will meet as requested in writing delivered to the Board of Managers by the chief executive officer or any Manager twenty-four (24) hours before the requested time for such meeting. Each Manager will have one vote. Except as otherwise provided in the Act, the Articles or this Agreement, one Manager will constitute a quorum of the Board of Managers and if a quorum is present, an affirmative vote of the majority of the Managers present at the meeting may act for the Board of Managers. The Board of Managers will be entitled to: (a) take action without a meeting if such action is approved in writing and signed by all of the Managers; and (b) conduct meetings by telephonic conference. The Board of Managers will manage and control the Company and the Company’s business and affairs and will use reasonable efforts to carry out the business of the Company as set forth in this Agreement. The Board of Managers will have the ability to conduct the Company’s business in a manner as determined by the Board of Managers and is empowered to appoint officers and agents and authorize such officers and agents to bind the Company. The appointment or removal of a Manager or any increase or decrease in the number of Managers may only be made by the Member.

8.2.	Officers. The officers of the Company will be elected by the Board of Managers and may consist of a chairman, chief executive officer, president, chief operating officer, one or more vice presidents, secretary, treasurer, and such assistant secretaries and assistant treasurers as the Board of Managers, in its discretion, determines. Any number of offices may be held by the same person. Each officer of the Company will hold office until a successor is elected and has qualified or until the earliest of such officer’s death, resignation, or removal. Any officer elected by the Board of Managers may be removed at any time with or without cause by the Board of Managers. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Managers.

8.2.1.	Chairman. The Chairman will preside at all meetings of the Board of Managers, and will perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

8.2.2.

Chief Executive Officer. The chief executive officer will: (1) with the president, exercise the duties of supervision and management of the business of the Company; (2) sign such notes, mortgages, contracts and other instruments as may be required in the ordinary course of the Company’s business; and (3) such other duties as are incidental to the office or prescribed by the Board of Managers from time to time.

8.2.3.	President. The president will: (1) with the chief executive officer, exercise the duties of supervision and management of the business of the Company; (2) sign such notes, mortgages, contracts and other instruments as may be required in the ordinary course of the Company’s business; and (3) such other duties as are incidental to the office or prescribed by the Board of Managers from time to time.

8.2.4.	Chief Operating Officer. Subject to the direction and control of the chief executive officer, the president and the Board of Managers, the chief operating officer, if such an officer shall be so designated, shall supervise and control the operations of the Company, shall have such duties and authority as are normally incident to the position of chief operating officer of a corporation and such other duties as may be prescribed from time to time by the president, the chief executive officer or the Board of Managers. In the absence or disability of the president, the chief operating officer shall have the authority and perform the duties of the president.

8.2.5.	Vice President. In the absence, failure or refusal of the chief executive officer and the president to act, the vice president will perform all usual and customary duties which would otherwise be performed by the chief executive officer or the president (but not any unusual or extraordinary duties or powers conferred by the Board of Managers on the chief executive officer or the president) and will perform such other duties prescribed by the Board of Managers from time to time.

8.2.6.	Secretary: Assistant Secretary. The secretary will: (1) issue calls for meetings of the Member or the Board of Managers; (2) maintain the membership transfer books and other Company books and records; transfer membership certificates as required by the transactions of the Company and its Member; (3) attest the Company’s execution of instruments when requested; (4) prepare such reports as are required by the laws of the jurisdictions in which the Company conducts business; and (5) perform such other duties as may be prescribed by the Board of Managers. The assistant secretary or secretaries will perform the duties of the secretary in the case of the secretary’s absence or disability and such other duties as the secretary, president, chief executive officer or the Board of Managers may determine.

8.2.7.

Treasurer; Assistant Treasurer. The treasurer will: (1) have custody of all money and securities of the Company; (2) keep regular books of account: (3) disburse the funds of the Company in payment of the Company’s debts as requested by the chief executive officer, president or the Board of Managers; (4) render to the chief executive officer, president and the

Board of Managers, from time to time, as requested an account of all such transactions and of the financial condition of the Company; and (5) perform such other duties as may be prescribed by the Board of Managers. The assistant treasurer or treasurers will perform the duties of the treasurer in the event of the treasurer’s absence or disability and such other duties as the treasurer, president, chief executive officer or the Board of Managers may determine.

8.2.8.	Delegation of Duties. For any other reason that the Board of Managers deems sufficient, the Board of Managers may modify the powers or duties of any officer and may delegate the powers or duties of an officer to any other officer.

8.3.	General Limitations. Without first obtaining the written consent of the Member, the Board of Managers will not have authority to: (1) do any act in contravention of this Agreement; (2) possess Company property for other than Company purposes; (3) assign Company property in trust for the benefit of creditors; (4) do any act which would make it impossible to carry on the ordinary business of the Company; or (5) admit a new member.

8.4.	Role of Member. Except as expressly provided in this Agreement, the Member will have no authority to act for or on behalf of the Company or to control the business of the Company. The Member agrees to execute and deliver such instruments as might be required from time to time in the conduct of the Company’s business. If no Manager has been appointed, the Company will be managed by the Member.

8.5.	Written Consent. Any action may be taken with a written consent to such action signed by the Member or the Board of Managers.

8.6.	Compensation. Except as expressly provided herein, the Member and the Managers will not receive any compensation, salary or fee from the Company for acting as such except for reimbursement of reasonable out of pocket expenses.

9. Conveyances. The assets of the Company will be held in the name of the Company. Subject only to the limitations set forth in paragraph 9 of this Agreement, any deed, bill of sale, mortgage, lease, registration, contract of sale or other instrument purporting to convey or encumber the interest of the Company covering any asset of the Company will be sufficient if signed on behalf of the Company by the chairman, chief executive officer, president, chief operating officer, any vice president or by any other representative designated by a certificate of authority executed by the Board of Managers.

10. Admission of Additional Members. The Company may admit additional members on such terms and conditions as may be determined by the Board of Managers and approved in writing by the Member. On approval and admission of such additional member, this Agreement will be amended to reflect the admission of the additional member.

11. Liquidation Procedures. The Company will be dissolved only upon the written election of the Member. On dissolution of the Company, the Board of Managers will promptly wind up and terminate the business and affairs of the Company. The Member agrees to execute or cause to be executed all documents required in connection with the dissolution, termination and winding up of the Company. A reasonable period of time will be allowed for the orderly termination of the Company’s business, discharge of the Company’s liabilities and distribution or liquidation of the remaining assets so as to enable the Company to minimize the losses from the liquidation process. The Company’s property and assets and/or the proceeds from the liquidation thereof will be paid, applied and/or distributed in the following order of priority:

11.1.	Creditors’ Claims. To the payment of the debts and liabilities of the Company and the expenses of liquidation including, but not limited to, any loans or advancements made by the Member to the Company.

11.2.	Reserves. To the creation of any reserves which the Board of Managers deems reasonably necessary for any liabilities or anticipated liabilities of the Company or of the Member arising out of the Company. Such reserves will be paid over by the Board of Managers to a person satisfactory to the Board of Managers to be held in escrow for such period as the Board of Managers deems advisable and for distribution at the expiration of such term in the manner hereinafter provided.

11.3.	Capital Accounts. The balance, if any, will be distributed to the Member.

11.4.	No Liability. The Member will not be required to make capital contributions or to advance funds to the Company as a result of a negative capital account or the inability of the Company to make the payments described in the foregoing paragraphs. The sole obligation of the Board of Managers or the Member with respect to such payments will be to apply Company funds to the extent the same are available in the order and manner provided in such paragraphs.

12. Indemnification. The Company will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

13. Certificates. Ownership will be maintained in an ownership ledger kept in electronic format and no certificates will be issued unless specifically requested by a member. Each member whose units have been paid for in full will be entitled to and may request a certificate or certificates evidencing the number of units standing on the books in the member’s name. Each certificate will be numbered, bear the signatures of the president or vice president, and the treasurer or an assistant treasurer or the secretary or an assistant secretary, certify the number of units represented by the certificate, bear the seal of the Company and be issued according to the numerical order maintained in the electronic ownership ledger. A record of each certificate issued will be maintained by the Company. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate will have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if the person who signed the certificate was such officer, transfer agent or registrar at the date of issue.

14. Transfer. The secretary will transfer units on the books of the Company on receipt of proper evidence of succession, assignment or authority to transfer and evidence of compliance with any agreement restricting transfer by which the member is bound, or if a unit certificate has been previously issued, the surrender of the certificate or certificates representing the transferred units duly endorsed or accompanied by the foregoing proper evidence. Surrendered certificates will be canceled and, if requested, new certificates issued to the member entitled thereto.

15. Miscellaneous. It is further agreed that:

15.1.	Amendment. Any amendment of this Agreement or the Articles will require the written approval of the Member.

15.2.	Governing Law. This Agreement has been executed, delivered and is intended to be performed in Oklahoma City, Oklahoma, and the substantive laws of the State of Oklahoma will govern the validity, construction and enforcement of this Agreement.

15.3.	Binding Effect. This instrument may not be changed, modified, amended or supplemented except in writing. This Agreement will be binding on the Member and the Member’s representatives, successors and assigns. If any part of this Agreement is held to be unenforceable, the balance will nevertheless be carried into effect.

15.4.	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be deemed to have been given when delivered personally to the Member or Manager or when actually received if sent by registered or certified mail, postage and charges prepaid, to the Member or Manager at the address reflected on the Company’s books and records.

15.5.	Construction. This Agreement is made in accordance with the Act and is to be construed, enforced and governed in accordance therewith. The descriptive headings contained herein are for convenience only and are not intended to define the subject matter of the provisions of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement effective the date first above written.

THUNDER OILFIELD SERVICES, L.L.C.
an Oklahoma limited liability company

By:	/s/ Marc D. Rome
Marc D. Rome
Vice President